Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-233477

Relating to the Preliminary Prospectus Supplement dated April 7, 2022

$3,000,000,000

Keurig Dr Pepper Inc.

$1,000,000,000 3.950% Senior Notes due 2029

$850,000,000 4.050% Senior Notes due 2032

$1,150,000,000 4.500% Senior Notes due 2052

Final Term Sheet

April 7, 2022

Issuer:	Keurig Dr Pepper Inc.
Guarantors:	The Notes will be fully and unconditionally guaranteed by certain of Issuer’s domestic subsidiaries and all of the Issuer’s existing and future subsidiaries that guarantee any of its other indebtedness
Security:	3.950% Senior Notes due 2029	4.050% Senior Notes due 2032	4.500% Senior Notes due 2052
Size:	$1,000,000,000	$850,000,000	$1,150,000,000
Maturity Date:	April 15, 2029	April 15, 2032	April 15, 2052
Coupon:	3.950%	4.050%	4.500%
Issue Price:	99.813%	99.530%	99.106%
Yield to Maturity:	3.981%	4.108%	4.555%
Benchmark Treasury:	UST 2.375% due March 31, 2029	UST 1.875% due February 15, 2032	UST 1.875% due November 15, 2051
Benchmark Treasury Price and Yield:	97-24; 2.731%	93-08; 2.658%	83-05+; 2.705%
Spread to Benchmark Treasury:	1.250% (125 basis points)	1.450% (145 basis points)	1.850% (185 basis points)
Interest Payment Dates:	April 15 and October 15, commencing on October 15, 2022	April 15 and October 15, commencing on October 15, 2022	April 15 and October 15, commencing on October 15, 2022
Optional Redemption:
Make-Whole Call:	T+20 basis points (prior to February 15, 2029)	T+25 basis points (prior to January 15, 2032)	T+30 basis points (prior to October 15, 2051)
Par Call:	On or after February 15, 2029	On or after January 15, 2032	On or after October 15, 2051
Trade Date:	April 7, 2022	April 7, 2022	April 7, 2022
Settlement Date (T+10):	April 22, 2022	April 22, 2022	April 22, 2022
CUSIP / ISIN:	49271VAP5 / US49271VAP58	49271VAQ3 / US49271VAQ32	49271VAR1 / US49271VAR15
Denominations/Multiple:	$2,000 x $1,000	$2,000 x $1,000	$2,000 x $1,000
Joint Book-Running Managers:	BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Intesa Sanpaolo S.p.A.

Mizuho Securities USA LLC

Rabo Securities USA, Inc.

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Senior Co-Managers:	BBVA Securities Inc. Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Wells Fargo Securities, LLC
Co-Managers:

Academy Securities, Inc.

AmeriVet Securities, Inc.

Blaylock Van, LLC

Credit Suisse Securities (USA) LLC

Fifth Third Securities, Inc.

Huntington Securities, Inc.

ICBC Standard Bank Plc

M&T Securities, Inc.

PNC Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the Notes will be made against payment therefor on or about April 22, 2022 (referred to as “T+10”). Under Rule 15c6-1 of the Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second business day before the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before the delivery of the Notes should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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